Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
DoorDash, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-253941) on Form S-8 and (No. 333-261844) on Form S-4 of our reports dated March 1, 2022, with respect to the consolidated financial statements of DoorDash, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
March 1, 2022